NEWCASTLE INVESTMENT CORP.


Contact:                                             FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

                  NEWCASTLE ANNOUNCES SECOND QUARTER RESULTS

   Highlights

   - FFO of $12.6 million, or $0.53 per diluted common share for the second quarter 2003 as compared to $11.6 million or $0.49 per diluted common share for the first quarter 2003, representing a 9% increase on a per share basis.
   - Income available for common stockholders of $11.9 million, or $0.50 per diluted common share for the second quarter 2003, as compared to $10.9 million or $0.46 per diluted common share for the first quarter 2003, representing a 9% increase on a per share basis.
   - FFO return on average invested common equity was 17.6% for the three months ended June 30, 2003.
   - Increased quarterly dividend to $0.50 per share of common stock for the second quarter 2003 from $0.45 per share of common stock for the first quarter 2003.
   -   Issued 4.6 million shares of common stock at $20.35 per share in July
       2003.

New York, NY. July 29, 2003 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended June 30, 2003, Funds from Operations ("FFO") were $12.6 million, or $0.54 per basic common share and $0.53 per diluted common share. We generated a FFO return on average invested common equity of 17.6% for the second quarter 2003 and 16.8% for the six months ended June 30, 2003.

For the three months ended June 30, 2003, income available for common stockholders was $11.9 million or $0.51 per basic common share and $0.50 per diluted common share. For the quarter ended June 30, 2003, Newcastle declared a dividend of $0.50 per share of common stock.

Our GAAP common equity book value was $310.8 million at June 30, 2003 and increased from $287.4 million at March 31, 2003, primarily the result of a net unrealized gain of $23.2 million. Total assets of $2.3 billion at June 30, 2003 increased from $2.1 billion at March 31, 2003.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Selected Financial Data
(In Thousands)

                                                          Three Months Ended   Six Months Ended
                                                             June 30, 2003       June 30, 2003
                                                          ------------------   ----------------
Operating Data (Unaudited):
  Funds from operations                                           $ 12,649          $ 24,253
  Income available for common stockholders                        $ 11,893          $ 22,793

                                                                 As of
                                                             June 30, 2003           As of
                                                              (Unaudited)      December 31, 2002
                                                             -------------     -----------------
Balance Sheet Data:

  Real estate securities                                       $ 1,633,675       $ 1,069,892
  Total assets                                                 $ 2,328,641       $ 1,572,567
  CBO bond obligations                                         $ 1,337,169         $ 868,497
  Common stockholders' equity                                    $ 310,755         $ 284,241
  Preferred stock                                                  $62,500                 -

Supplemental Real Estate Securities Data as of June 30, 2003 (Unaudited):
Weighted average asset yield                                                           7.15%
Weighted average liability cost                                                        5.04%
Weighted average net spread                                                            2.11%
Weighted average credit rating                                                          BBB-
Weighted average asset credit spread                                                   3.07%
Percentage investment grade                                                              75%
Number of securities                                                                     216


CAPITAL MARKETS ACTIVITY

In May 2003, approximately 16.5 million shares of our common stock (approximately 70% of our outstanding shares at the time of distribution) held by Newcastle Investment Holdings Corp. ("Holdings"), the predecessor of Newcastle, were distributed to the stockholders of Holdings. Upon distribution, all of the shares, other than approximately 2.8 million shares owned by affiliates of Fortress Investment Group LLC, our manager, were freely tradable on the New York Stock Exchange.

Wesley R. Edens, Chairman and Chief Executive Officer, commented that "We are pleased that the distribution went well. As a result of the greatly increased number of shares that are freely tradable, the liquidity in our stock increased markedly. In the past 11 weeks following the distribution, our average daily trading volume increased 4.5 times. As the company continues to grow, we expect that this will only increase."

In July 2003, Newcastle completed an underwritten public offering of 4.6 million shares of common stock raising net proceeds of approximately $89 million. Mr. Edens commented, "With the strength of our core business, we are optimistic that we will be able to invest this new capital successfully."

Real Estate Securities Investment Activity

During the second quarter 2003, Newcastle purchased $165.9 million face amount of real estate securities and accumulated $125.1 million through a warehouse arrangement as part of our fourth real estate securities portfolio. We also sold $48.2 million face amount of real estate securities for a net gain of $3.6 million during the second quarter 2003. As of July 29, 2003, we have accumulated $336.9 million face amount of real estate securities for our fourth real estate securities portfolio which we expect to permanently finance in the near term.

Kenneth Riis, Newcastle's President, stated, "The investment pipeline remained strong with over $20 billion of CMBS new issuance in the second quarter 2003, representing a significant increase over the first quarter 2003. Despite this increased supply, CMBS credit spreads tightened approximately 30bps in the quarter. We took advantage of this market dynamic by selling securities at a gain and reinvesting the proceeds into securities with more attractive risk-adjusted returns without a significant change to our net spread."

As of June 30, 2003, our aggregate $1.6 billion real estate securities portfolio was well diversified with 216 securities of which 87% were fixed rate securities with a weighted average life of 7.5 years and the remaining 13% represented floating rate securities with a weighted average life of 2.5 years. The portfolio consisted of 64% commercial mortgage backed securities, 29% senior unsecured REIT debt and 7% asset backed securities. As of June 30, 2003, the average credit quality of our aggregate real estate securities portfolio was BBB- and 75% of the real estate securities were rated investment grade. Our average investment size is $7.0 million and our largest investment in a single security is $28 million. The weighted average credit spread was 3.07% as of June 30, 2003 versus 3.10% as of March 31, 2003. The weighted average credit spread represents the yield premium on our securities over the comparable US Treasury rate or LIBOR.

Real Estate Securities Business

Our core business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate debt securities. Our business model is to lock in the difference between the yield on our assets and the cost of our liabilities and optimize this difference, which we refer to as "net spread". We generally target securities rated "A" through "BB". Newcastle seeks to match fund these securities with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the maturity of our assets. As of June 30, 2003, a 100 basis point change in short term interest rates would affect our earnings by no more than $0.4 million per annum. In addition, these financings are designed to give us the flexibility to manage our credit exposure.

Our real estate securities portfolio is financed to maturity through long term, match funded financings that are not callable as a result of changes in value. Accordingly, unless there is a material impairment in value that would result in a payment not being received on a security, changes in the book value of our portfolio will not affect our recurring earnings and our ability to pay a dividend, although they will result in changes to GAAP common equity book value. As of June 30, 2003, none of our owned securities had defaulted, and there have been no principal losses in our real estate securities portfolio to date.

Other Investments

We supplement our core business strategy with investments in other real estate-related assets, including operating real estate and mortgage loans. During the second quarter 2003, Newcastle purchased non-conforming adjustable rate residential mortgages with an aggregate unpaid principal balance of approximately $146 million.

Conference Call

Management will conduct a conference call on July 30, 2003 to review the Company's second quarter financial results for the period ended June 30, 2003. The conference call is scheduled for 4:30 P.M. eastern time. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 233-3844 ten minutes prior to the scheduled start of the call; please reference "Newcastle Second Quarter 2003 Earnings Call." International callers should dial (612) 332-0107.

For those who are not available to listen to the live call, a replay will be available until 6:00 P.M. eastern time on Friday, August 8, 2003 by dialing
(800) 475-6701; please reference access code "693460." International callers should dial (320) 365-3844 to access the replay.

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. and to be added to our email distribution list, please visit www.newcastleinv.com.


                                  Newcastle Investment Corp.
                             Consolidated Statement of Operations
                           (In Thousands, Except Per Share Amounts)
                                         (Unaudited)

                                                                  Three Months Ended    Six Months Ended
Revenue:                                                            June 30, 2003         June 30, 2003
                                                                    -------------         -------------
Interest income                                                          $ 30,830             $ 55,862
Rental and escalation income                                                6,221               12,018
Gain on settlement of investments                                           3,628                6,119
                                                                         --------             --------
  Total revenue                                                            40,679               73,999

Expenses:
Interest expense                                                           19,915               34,778
Property operating expense                                                  2,492                5,157
Loan servicing expense                                                        521                  923
General and administrative expense                                            811                1,761
Management fees to affiliate                                                1,449                2,754
Preferred incentive return to affiliate                                     1,626                2,956
Depreciation and amortization                                                 775                1,486
                                                                         --------             --------
  Total expenses                                                           27,589               49,815
                                                                         --------             --------
Income from continuing operations                                          13,090               24,184
Income from discontinued operations                                           327                  336
                                                                         --------             --------
Net income                                                                 13,417               24,520
Preferred dividends                                                        (1,524)              (1,727)
                                                                         --------             --------
Income available for common stockholders                                $ 11,893              $ 22,793
                                                                        =========             ========
Net income per share of common stock, basic                                $ 0.51               $ 0.97
Net income per share of common stock, diluted                              $ 0.50               $ 0.96
Income from continuing operations per share of common stock, basic         $ 0.50               $ 0.96
Income from continuing operations per share of common stock, diluted       $ 0.49               $ 0.95
Income from discontinued operations per share of common stock, basic       $ 0.01               $ 0.01
Income from discontinued operations per share of common stock, diluted     $ 0.01               $ 0.01
Weighted average number shares of common stock outstanding, basic      23,488,652           23,488,585
Weighted average number shares of common stock outstanding, diluted    23,678,807           23,649,521




                                  Newcastle Investment Corp.
                                  Consolidated Balance Sheet
                                        (In Thousands)

                                                                    As of
                                                                June 30, 2003        As of
Assets                                                           (Unaudited)     December 31, 2002
                                                                -------------    -----------------

Real estate securities, available for sale                      $ 1,633,675       $1,069,892
Real estate securities portfolio deposit                             12,518           37,777
Operating real estate, net                                          126,413          113,652
Real estate held for sale                                                 -            3,471
Mortgage loans, net                                                 441,914          258,198
Other securities, available for sale                                 54,355           11,209
Cash and cash equivalents                                            21,148           45,463
Restricted cash                                                      11,307           10,380
Deferred costs, net                                                   6,961            6,489
Receivables and other assets                                         20,350           16,036
                                                                -----------       ----------
                                                                 $2,328,641       $1,572,567
                                                                ===========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

CBO bonds payable                                                $1,337,169        $ 868,497
Other bonds payable                                                  40,477           37,389
Notes payable                                                        68,606           62,952
Repurchase agreements                                               421,563          248,169
Derivative liabilities                                               65,151           54,095
Dividends payable                                                    12,761            9,161
Due to affiliates                                                     1,817            1,335
Accrued expenses and other liabilities                                7,842            6,728
                                                                -----------       ----------
  Total liabilities                                               1,955,386        1,288,326
                                                                -----------       ----------

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 100,000,000 shares
authorized, 2,500,000 shares of Series B Cumulative
Redeemable Preferred Stock, liquidation preference
$25.00 per share, issued and outstanding at June
30, 2003                                                             62,500                -
Common stock, $0.01 par value, 500,000,000 shares authorized,
23,490,057 and 23,488,517 shares issued and outstanding at
June 30, 2003 and December 31, 2002, respectively
Additional paid-in capital                                              235              235
Dividends in excess of earnings                                     288,529          290,935
Accumulated other comprehensive income                              (13,487)         (13,966)
                                                                     35,478            7,037
                                                                -----------       ----------
                                                                    373,255          284,241
                                                                -----------       ----------
   Total liabilities and stockholders' equity                    $2,328,641       $1,572,567
                                                                ===========       ==========


                                  Newcastle Investment Corp.
                           Reconciliation of GAAP Net Income to FFO
                                        (In Thousands)
                                         (Unaudited)

                                                     Three Months Ended     Six Months Ended
                                                       June 30, 2003         June 30, 2003
                                                     ------------------     ----------------
    Net income available for common stockholders          $ 11,893              $ 22,793
      Operating real estate depreciation                       756                 1,460
                                                          --------              --------
    Funds from operations ("FFO")                         $ 12,649              $ 24,253
                                                          ========              ========


Newcastle believes FFO is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with accounting principles generally accepted in the United States (GAAP)), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. The Company's calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.


                                  Newcastle Investment Corp.
                 Reconciliation of GAAP Book Equity to Invested Common Equity
                                        (In Thousands)
                                         (Unaudited)

                                                                      June 30, 2003
                                                                      -------------

    Book equity                                                         $ 373,255
      Preferred stock                                                     (62,500)
      Accumulated depreciation on operating real estate                    12,224
      Accumulated other comprehensive income                              (35,478)
                                                                        ---------
    Invested common equity                                              $ 287,501
                                                                        =========

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to earnings potential, capital markets (including financing) activities, and future public offerings. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically; adverse changes in the financings markets we access affecting our ability to finance our real estate securities portfolio; changes in interest rate, credit spreads, as well as the success of our hedging strategy in relation to such changes; the number of suitable investments in the market and the rate at which we can make said investments; impairments in the value of the collateral underlying our real estate securities; changes in the markets; legislative/ regulatory changes; completion of pending investments; continued ability to source new investments; the availability and cost of capital for future investments; competition within the finance and real estate industries; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.